U.S. SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                            FORM 12b-25

          NOTIFICATION OF LATE FILING             SEC FILE NUMBER
                                                  0-15078

                                                  CUSIP NUMBER
                                                  669919 10 2


                    (Check One)

(X)Form 10-K and Form 10-KSB  ( ) Form 20-F  ( )Form 11-K
( ) Form 10-Q and Form 10-QSB ( ) Form N-SAR

     For Period Ended:__________September 30, 1999_________


     ( ) Transition Report on Form 10-K
     ( ) Transition Report on Form 20-F
     ( ) Transition Report on Form 11-K
     ( ) Transition Report on Form 10-Q
     ( ) Transition Report on Form N-SAR

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     Nothing in this form shall be construed to imply that the
Commission has verified any information herein.
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     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_________________________________________________________________
_________________________________________________________________
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Part I - Registrant Information
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     Full Name of Registrant    Nova Natural Resources Corporation

     Former Name if Applicable
     ___________________________________________________________

     Address of Principal Executive Office (Street and Number)

         789 Sherman St, #550

     City, State and Zip Code

         Denver, CO 80203
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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) (Par 23,047), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and (Amended in Release No. 34-26589(par 72,435), effective April 12, 1989, 54 F>R> 10306.)

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K and Form
10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Amended in Release No. 34-26589 (par72,435), effective April 12, 1989, 54 F.R. 10306; and Release No. 34-30968 (par
72,439), effective August 13, 1992, 57 FR 36442)

The Company is requesting this extension due to the fact that the auditors are unable to complete the audit without unreasonable cost or effort due to the delay in receiving the firm's reserve report.
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Part IV - Other Information
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     (1) Name and telephone number of person to contact in regard to this notification:

Mary F. Mernah                               303-863-1997
     (Name)                           (Area Code) (Telephone #)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
_______________________________________(X) Yes     ( ) No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                        ( ) Yes      (X) No
     If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons whay a reasonable estimate of the results cannot be made.
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                    Nova Natural Resources Corporation
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date___________________________   By_/s/Brian B. Spillane__________
         12/29/99                    Brian B. Spillane, President